Exhibit 10.43

Staples1
Annual Performance Award - APA Fiscal Year 2016
North America

I.	Summary and Objectives
Staples has developed this Annual Performance Award - APA (the “Plan”) to provide opportunities for eligible associates to earn financial rewards for their role in ensuring Staples meets its annual performance targets. The Plan aims to align the interests of the plan participants with those of our shareholders. Bonus awards are based on actual results measured against pre-established company financial performance. Bonus awards are intended to provide a reward to eligible plan participants and supplement the base salary program.

Bonus awards will be modified based on individual performance. Individual performance for bonus purposes is based on annual performance ratings. See section VII.

II.	Plan Year
The Plan follows the fiscal year calendar, which runs from January 31, 2016 through January 28, 2017 (the “Plan Year”).

III.	Plan Participants
The Plan covers all “plan participants,” defined as exempt associates employed by Staples, Inc. and/or certain of its subsidiaries (“Staples”) typically in salary grades of thirty-five and above.

IV.	Eligibility
Assuming that Staples meets the performance targets set forth below in section VI, the following guidelines will be used to determine plan participants’ bonus award eligibility. Bonus awards are not guaranteed and will not be paid unless Staples meets the required objectives set forth in the Plan.

A.	General Eligibility Requirements
To be eligible for a bonus award, a plan participant must be:

1.	In an active ‘regular’ status (temporary associates are not eligible) or on a Staples - approved leave of absence as of the last day of the Plan Year;

2.
In “good standing” as of the last day of the fiscal year and the date bonus awards are paid (if terminated after the fiscal year ends, associates terminated due to a violation of a company policy are not eligible for payout). For the purpose of this Plan, a plan participant will be deemed to be in “good standing” unless the associate:

(1)	Is on a Performance Improvement Plan at the end of the Plan Year.

(2)	Is terminated involuntarily for violating any company policy at any time on or after the last day of the fiscal year, up to and including the date that bonus awards are paid.

(3)	Receives a performance rating of Does Not Meet Expectations at the performance review for the Plan Year.

1 Associates employed by Staples Inc., Staples the Office Superstore LLC, Staples the Office Superstore East, Inc. Staples Contract & Commercial Inc., Quill Lincolnshire, Inc., PNI Digital Media ULC, Corporate Express Canada, Inc., Staples Canada Inc., and Staples Promotional Products Canada, Ltd. may be eligible to participate in this plan.

B.	Changes in Position and Transfers to Other Business Units
A plan participant who meets the general eligibility requirements outlined above and who changes from one position to another will be eligible for a prorated bonus award as follows:

1.
A plan participant, who transfers from an APA eligible position into a position eligible for another bonus plan, is eligible for a partial bonus award based on the number of days the associate was an APA plan participant. The associate’s eligibility for a bonus for the new position, if any, will be determined in accordance with any applicable bonus plan for that position.

2.
Plan participants who change from one position to another, through a promotion, transfer, or demotion are eligible for a prorated award for each position based on the number of days the associate held each position during the Plan Year.

C.	Leaves of Absence
A plan participant who is on a company-approved leave of absence, including sick leave or short term disability in excess of 90 days during the fiscal year will not be eligible for a bonus award for the portion of his/her leave over 90 days unless otherwise approved by the Executive Vice President of Human Resources.

D.	Termination due to: Retirement, Disability or Death

Retirement:
If a plan participant terminates employment after attaining age 55 and if at the time of such termination of employment the sum of the years of service (as determined by the Board of Directors of Staples) completed by the plan participant plus the plan participant’s age is greater than or equal to 65, the associate will be eligible for a prorated bonus award.

Disability:	If a plan participant terminates employment due to permanent disability before the end of the Plan Year, the associate will be eligible for a prorated bonus award.

The prorated bonus award for retirement or permanent disability is based on the number of days of active employment in the fiscal year, provided there is an earned payout for that Plan Year and all other eligibility requirements are met.

Death:
If a plan participant's employment is terminated due to death before the end of the Plan Year, 100% of the plan participant’s Target Award (defined below) for such Plan Year will be paid within 60 days of such termination; provided, that if such termination occurs during the plan participant’s first year of employment, the bonus award will be prorated based on the number of days the associate was employed by Staples during the Plan Year.

V.	The Plan
The APA is based upon three objective and measurable goals. Bonus awards are based on fiscal year results against budgeted objectives for Staples Inc.’s Earnings Per Share (EPS), Gross Profit $, and Sales (US Stores plan uses AOI in place of Sales). The company must achieve the EPS threshold to be eligible for any bonus award. Thereafter, the target bonus award is earned upon achieving the remaining financial objectives. The following criteria will be used to determine plan participants’ bonus for the Plan Year.

The performance components of the Plan are:

EPS	50%
Total Sales $	25% (US Stores plan uses AOI at 25%)
Gross Profit $	25%
100%
There are five bonus plans, each with EPS, Gross Profit $ and Total Sales $ goals:

Corporate
North America
Staples Business Advantage (SBA)
Quill
Canada Stores and Online

There is one plan with EPS, Gross Profit $ and AOI $ goals:
US Stores

Most Retail Field Management positions are on the Retail Performance Award - RPA, and Direct Sales Management positions are on the Sales Incentive Plan. Neither group is eligible to participate in the Annual Performance Award.

Plan participants have a bonus target award equal to a specific percentage of salary earned during the Plan Year (the “Target Award”). For this purpose, salary is defined as the base pay an individual earns during the fiscal year that corresponds to the Plan Year. The eligible bonus percentage is based on the grade level and job responsibilities of the participant.

The Plan, Target Awards and financial objectives are established at the beginning of the Plan Year by Staples executive management, approved by the Compensation Committee, and then provided to plan participants. Performance objectives are intended to establish the benchmark of success for Staples. The Compensation Committee retains the right to modify the performance components and financial objectives at any time during the Plan Year.

A.	Earnings Per Share
EPS is defined as our profit divided by our shares outstanding, and is a primary indicator of our profitability. We believe that delivering strong EPS performance for our shareholders is so important that EPS makes up 50% of our bonus plan

B.	Total Sales $
Sales is defined as net sales of all product categories across both Core and BO$$ categories (excluding the impact of foreign exchange fluctuations)

C.	Gross Profit $
Gross profit $ is defined as sales, net of direct product costs (including the impact of vendor rebates or other promotional income), reserves for returns and allowances, and charges/credits for obsolescence, shrink, other margin additives, logistics and rent & occupancy (excluding the impact of foreign exchange fluctuations)

D.	Adjusted Operating Income $ (AOI) - US Stores plan only
AOI is defined as Operating Profit less all Operational G&A expenses

VI.	Performance Measurement
The total bonus award earned is determined at the end of each Plan Year. If Staples’ financial performance exceeds the objectives, the total award can be as high as 200% of the Target Award. If actual results fall below the threshold for the Sales, AOI, or Gross Profit $ components, the bonus award for that component will be zero.

A.	Corporate Earnings (EPS) (50% of bonus)

Achievement    Bonus Award
Threshold        25%
Target        100%
Maximum        200%

B.	Sales $\ AOI $(25% of bonus)

Achievement    Bonus Award

Threshold        50%
Target        100%
Maximum        200%

C.	Gross Profit $ (25% of bonus)

Achievement    Bonus Award
Threshold        25%
Target        100%
Maximum        200%

VII.	Payment Calculations
Calculations will be based on the plan participant’s Target Award, company performance, and individual performance. The APA may be prorated based on the number of days worked at particular salary, in a particular bonus eligible position, the target percentage associated with the position, and the Plan attainment results.
Any bonus will be paid by direct deposit within 90 days following the fiscal year close. Calculation formula:
[Target Award] x [Plan Attainment %] x [Proration factor] x [Performance Modifier]

VIII.	Performance Based Compensation (PBC)

A performance modifier will be applied to the APA based on individual performance. Individual performance for APA purposes is based on the annual performance rating. The performance modifier will adjust APA up or down based on individual performance. Overall bonus spend will remain the same.

The chart below gives general guidelines to the impact of performance on the bonus:

FY16 Performance Rating	Bonus Impact *
Exceeds Expectations	Higher Bonus
Meets Expectations	Around Target Bonus
Meets Most Expectations	Lower Bonus
Does Not Meet Expectations	No Bonus

*APA impact is for illustrative purposes only. Actual performance modifier will be at management discretion.

IX.	Plan Administration

A.	Employment at Will

US Associates: This Plan does not create an express or implied contract of employment between Staples and a plan participant. Both Staples and the plan participants retain the right to terminate the employment relationship at any time and for any reason.

Canadian Associates: The APA is not considered to be part of an employment agreement nor an agreement on the part of the management of the company for such employment.

B.	Bonus Provisions
Bonuses are not earned or vested until actual payments are made; Staples, Inc. reserves the right at any time prior to actual payment of the APA to amend, terminate and/or discontinue the Plan in whole or in part whenever it is considered necessary as determined in Staples’ sole discretion. The components and financial objectives may be modified throughout the Plan Year, or in connection with the evaluation of whether the financial objectives were achieved for the Plan Year, to incorporate unplanned acquisitions or dispositions, or other financial developments not taken into account at the beginning of the Plan Year.

Staples executive management, in conjunction with the Compensation Committee, shall be responsible for interpreting the provisions of the Plan, including determining to what extent, if any; specific items are to be considered in the relevant financial measures for any particular business.

C.	Rights are Non-Assignable
Neither the plan participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non- assignable and non-transferable, whether voluntarily or involuntarily.

D.	Withholding

US Associates: All required deductions will be withheld from the bonus awards prior to distribution. This includes federal, state/provincial or local taxes.

Canadian Associates: The payout of the APA is inclusive of all additional payments required under provincial or federal legislation. All required deductions will be withheld from the bonus awards prior to distribution.

X.	Forfeiture and Recovery for Misconduct

A.	Right of Recovery

Canadian Associates: In the event that The Board determines that a plan participant has engaged in misconduct, outstanding awards will be forfeited and repayment of previously paid awards related to the misconduct may be required.

US Associates: Notwithstanding any other provision of this Plan to the contrary, if the Board of Directors of Staples (or its authorized designee, the “Board”) determines during the Recovery Period (as defined below) that a plan participant has engaged in Misconduct (as defined below), the Board, subject to the limitations set forth in this Section X., may in its sole discretion (1) terminate such plan participant’s participation in the Plan, or with respect to any award under the Plan, and treat any outstanding award as forfeited, (2) require forfeiture, in whole or in part, of payment of any award that has been previously approved for payment under this Plan which remains in whole or in part unpaid, and/or (3) demand that the plan participant pay to Staples in cash the amount described in Section X.B.; provided, however, that in the event the Board determines during the Recovery Period that the plan participant engaged in Misconduct as described in clause (D) of the definition of Misconduct) (“Restatement Misconduct”), the Board shall in all circumstances, in addition to any other recovery action taken, require forfeiture and demand repayment pursuant hereto.

“Recovery Period” means (1) if the Misconduct relates to Restatement Misconduct, or the Misconduct consists of acts or omissions relating to Staples’ financial matters that in the discretion of the Board are reasonably unlikely to be discovered prior to the end of the fiscal year in which the Misconduct occurred and the completion of the outside audit of Staples’ annual financial statements, the period during which the plan participant is employed by Staples and the period ending 18 months after the plan participant’s last day of employment; (2) if the Misconduct relates to the breach of any agreement between the plan participant and Staples, the term of the agreement and the period ending six months following the expiration of the agreement, and (3) in all other cases, the period during which the plan participant is employed by Staples and the period ending six months after the plan participant’s last day of employment. If during the Recovery Period the Board gives written notice to the plan participant of potential Misconduct, the Recovery Period shall be extended for such reasonable time as the Board may specify is appropriate for it to make a final determination of Misconduct and seek enforcement of any of its remedies described above. Staples’ rights pursuant to this Section X. shall terminate on the effective date of a Change in Control (as defined in the Staples, Inc. 2010 Long-Term Cash Incentive Plan) and no Recovery Period shall extend beyond that date except with respect to any plan participant for which the Board prior to such Change in Control gave written notice to such plan participant of potential Misconduct.

For purposes of administratively enforcing its rights under this Section X., during any period for which potential Misconduct has been identified by Staples, the Board may (1) suspend such plan participant’s participation in the Plan, or with respect to any award under the Plan, or (2) temporarily withhold, in whole or in part, payment of any award that has been previously approved by the Board for payment under this Plan which remains in whole or in part unpaid.

B.	Amount of Recovery (US ONLY)
With respect to Misconduct described in clause (A) of the definition of Misconduct (breach of agreement) and clause (B) of such definition (violation of Code of Ethics), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Plan, the Board may recover from the plan participant the amount of any payments made to the plan participant during the last 12 months of employment with Staples under this Plan or other annual bonus award plan.

With respect to Misconduct described in clause (C) of the definition of Misconduct (intentional deceitful acts), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Plan, the Board may recover from the plan participant the greater of (1) the amount paid to the plan participant with respect to any award made under this Plan or other annual bonus award plan with a fiscal year that includes any period during which the Misconduct occurred, or with a fiscal year which was directly impacted by the Misconduct, or (2) the amount determined by the Board in its sole discretion to represent the financial impact of the Misconduct upon Staples; provided, however, that such recovery amount shall be reduced by the value of any forfeited outstanding awards under this Plan (value to be determined by the Target Award for such awards) and any amounts recovered from the plan participant under Staples’ cash bonus plans and other short term or long term incentive plans as a result of such Misconduct.

With respect to Restatement Misconduct, and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Plan, the Board shall seek to recover the entire amount paid to the plan participant with respect to any award made under this Plan or other annual bonus award plan in the twenty-four (24) month period following the first public issuance of the financial statements that are the subject of an accounting restatement relating to the Misconduct.

The term “recover” or “recovered” shall include, but shall not be limited to, any right of set-off, reduction, recoupment, off-set, forfeiture, or other attempt by Staples to withhold or claim payment of an award or any proceeds thereof. Staples’ right of forfeiture and recovery of awards shall not limit any other right or remedy available to Staples for a plan participant’s Misconduct, whether in law or equity, including but not limited to injunctive relief, terminating the plan participant’s employment with Staples, or taking other legal action against the plan participant.

The amount that may be recovered under this Section X. shall be determined on a gross basis without reduction for taxes paid or payable by a Plan Participant.

C.	Definition of Misconduct (US ONLY)
“Misconduct,” as determined by Staples (which determination shall be conclusive), shall mean:

A.Breach by the plan participant of any provision of any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the plan participant and Staples, including, without limitation, the Proprietary and Confidential Information Agreement and/or the Non-Compete and Non- Solicitation Agreement, or the Proprietary Interest Protection Agreement (“PIPA”); or

B.	Violation by the Plan Participant of the Code of Ethics; or

C.	The plan participant’s engagement in intentional deceitful act(s) that results in
(i) an improper personal benefit, or (ii) injury to Staples; or

D.The plan participant’s engagement in fraud or willful misconduct (not acting in good faith or with reasonable belief that conduct was in the best interests of Staples) that significantly contributes to Staples preparing a material financial restatement, other than a restatement of financial statements that became materially inaccurate because of revisions to generally accepted accounting principles.

For purposes of this Section X. regarding forfeiture and recovery for Misconduct, any reference therein to Staples (other than with respect to defining the Board of Directors) shall also include any entity that Staples directly or indirectly controls.

XI.	General Provisions

Staples reserves the right to review and change the Annual Performance Award at any time, up to and including discontinuing the program. Please see the latest plan document on the Hub or Staples@work.